Exhibit 99.1

CONTACT:

Robert H. Barghaus	FOR IMMEDIATE RELEASE
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 1st QUARTER SALES AND EARNINGS

GREENWICH, CT, USA, June 4, 2010: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the first quarter ended April 30, 2010 declined approximately 6% to $201.5 million compared to $214.7 million for the prior year period.  Sales declined 10% on a local currency basis.  Sales growth in PartyLite’s International markets and in the Catalog & Internet segment was more than offset by lower sales volume in PartyLite U.S. and in the Wholesale home décor, premium candles and foodservice business units.  International sales represented 49% of total sales in the first quarter compared to 42% in the prior year.

Operating Profit for the first quarter was $7.1 million this year versus $5.8 million last year.  Last year’s first quarter operating profit included income of $1.9 million for a non-cash adjustment related to the Miles Kimball Company pension plan termination.  Excluding this benefit, operating profit would have been $3.9 million last year versus $7.1 million this year.  First quarter operating profit improved versus last year due to more tightly managed promotional expense at PartyLite U.S., the impact of cost reductions at Midwest-CBK following the merger of these businesses last year, higher sales and improved gross margin at the Miles Kimball Company, and foreign exchange, which had a $1.5 million positive impact on first quarter operating profit.

Net Earnings attributable to Blyth, Inc. common shareholders for the first quarter were $4.5 million compared to $2.4 million for the prior year.  Included in this year’s net earnings is a tax benefit of $0.7 million related to the favorable closure of a state tax audit.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “We continued to experience downward sales pressure in our U.S. business units during the first quarter, driven by a sales decline in PartyLite U.S. as party cancellations continued to trend above historical rates and active independent sales consultants declined from prior year levels.  Management has moved aggressively to incorporate more value-priced products into the portfolio which, when combined with PartyLite’s platinum quality candles, home fragrance products and an innovative new product line, offer a compelling reason for consumers to host or attend a party.”  Diluted Earnings Per Share for the first quarter were $0.51 compared to $0.27 last year.  In the first quarter last year, the Company recorded a non-cash charge of $0.04 per share for the accretion of redeemable noncontrolling interest related to the Company’s investment in ViSalus.  Excluding this item, earnings per share would have been $0.51 this year versus $0.31 last year.

In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

In the Direct Selling segment, first quarter net sales declined 6%, which translated into a 12% decline on a local currency basis, to $139.9 million versus $148.5 million for the same period last year.  PartyLite’s U.S. sales declined 29% and active independent sales Consultants now total over 21,000 in the U.S. versus over 25,000 in last year’s first quarter.

In PartyLite Canada, sales increased 11% in U.S. dollars during the quarter, which translated into a decline of 8% in local currency, with active independent sales Consultants totaling more than 5,000 this year and last year.  PartyLite Europe’s sales increased 7% in U.S. dollars during the quarter, which translated into a sales increase of 1% in local currency.  Sales declines in Germany, Sweden and Finland were offset by sales growth in most other European markets.  PartyLite’s European active independent sales Consultants totaled over 31,000 in this year’s first quarter versus over 30,000 in last year’s first quarter.

First quarter operating profit in the Direct Selling segment was $13.1 million versus $13.8 million in the same period last year and was driven by lower sales in PartyLite U.S., partially offset by more tightly managed U.S. promotional spending, manufacturing productivity improvements and the aforementioned currency gain.

In the Catalog & Internet segment, first quarter net sales increased 4% to $33.7 million versus $32.4 million last year due to circulation increases in certain of the Miles Kimball Company catalogs.  First quarter operating loss in this segment was $2.3 million versus an operating loss of $1.8 million in the prior year.  Last year’s loss included the aforementioned income of $1.9 million for a non-cash gain related to the Miles Kimball Company pension plan termination.  Excluding this gain, operating loss would have been $3.7 million last year versus the loss of $2.3 million this year.  This reduced loss was principally due to higher sales and improved operating margins at the Miles Kimball Company.  The segment operating loss also reflects the segment’s seasonality.

In the Wholesale segment, first quarter net sales declined 17% to $27.9 million versus $33.8 million last year driven by lower sales of home décor products, premium candles andfoodservice products.  First quarter operating loss in the Wholesale segment was $3.7 million compared to last year’s operating loss of $6.2 million.  The improvement was principally due to cost savings resulting from the merger of Midwest-CBK and rigorous expense management.

The sum of the segment amounts may not equal that reported for the quarter for Blyth overall due to rounding.

Management will conduct an informal Question and Answer session via dial-in call on June 4th at 2:00 pm EDT.  The date, time and dial-in information of future calls will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC.
Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	Ended April 30,	Ended April 30,
	2010	2009

Net sales	$201,545	$214,724
Cost of goods sold	86,344	96,922
Gross profit	115,201	117,802
Selling	78,535	85,417
Administrative and other	29,603	26,599
Total operating expense	108,138	112,016
Operating profit	7,063	5,786

Other expense (income):
Interest expense	1,757	2,180
Interest income	(288)	(551)
Foreign exchange and other	(156)	(468)
Total other expense	1,313	1,161

Earnings before income taxes	5,750	4,625
Income tax expense	1,648	2,201
Net earnings	4,102	2,424
Net loss attributable to the noncontrolling interests	(405)	(367)
Net earnings attributable to Blyth, Inc.	4,507	2,791
Less: Accretion of redeemable noncontrolling interest in excess of fair value	-	356
Net earnings attributable to Blyth, Inc. common stockholders	$4,507	$2,435

Basic:
Net earnings attributable per Blyth, Inc. common share	$0.51	$0.27
Weighted average number of shares outstanding	8,832	8,912

Diluted:
Net earnings attributable per Blyth, Inc. common share	$0.51	$0.27
Weighted average number of shares outstanding	8,872	8,925

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 30, 2010	April 30, 2009
Assets
Cash and Cash Equivalents	$173,364	$143,668
Short Term Investments	10,000	-
Accounts Receivable, Net	23,405	27,528
Inventories	106,762	122,854
Property, Plant & Equipment, Net	104,783	115,852
Other Assets	82,394	141,564
	$500,708	$551,466

Liabilities and Stockholders' Equity
Bank and Other Debt	$11,085	$8,294
Bond Debt	99,924	124,605
Other Liabilities	135,959	177,270
Equity	253,740	241,297
	$500,708	$551,466

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 30, 2010		April 30, 2009
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$4,507	$0.51	$2,791	$0.31

Non-GAAP Adjustment:

Accretion of redeemable noncontrolling interest in excess of fair value	-	-	(356)	(0.04)

GAAP Net earnings attributable to Blyth, Inc. Common Shareholders	$4,507	$0.51	$2,435	$0.27

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.